Exhibit 10.17

Secondment Agreement

This Secondment Agreement (this “Agreement”) between Vista Equity Partners Management, LLC (“Vista”) and Solera Holdings Inc. (“Solera” or the “Company”) sets forth the conditions upon which Vista Operating Principal Darko Dejanovic (“Dejanovic” or the “Employee”) will serve as interim Chief Executive Officer (“Interim CEO”) of Solera. Vista and Solera are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Solera would benefit from the services of the Employee;

WHEREAS, Vista is willing to allow the Employee to perform certain duties and services for Solera;

WHEREAS, the Parties wish to enter into this Agreement to memorialize the secondment (the “Secondment”) of the Employee to Solera and set forth the certain agreements among the Parties with respect thereto;

1.	Secondment Period. The Secondment Period shall be deemed to have commenced on November 5, 2019, and shall continue until terminated by either party, as provided below in Section 8.

2.

Continued Employment with Vista. During the Secondment, Dejanovic will continue to be solely an employee of Vista and shall not at any time become an employee of Solera. Vista shall continue to pay Dejanovic’s salary and any other compensation or benefits to which he is entitled as an employee and/or Principal of Vista. Dejanovic shall not be entitled to receive any compensation or benefits from Solera. However, Dejanovic may be required to travel from time to time on behalf of Solera. Solera shall be responsible for reimbursing Dejanovic for any and all reasonable out-of-pocket business expenses incurred by him in connection with providing the Interim CEO services under this Agreement, including expenses incurred for business travel in accordance with Solera’s travel and expense reimbursement policy.

3.

Dejanovic’s Services and Supervision. While providing services to Solera during the Secondment, Dejanovic shall be under the exclusive direction, control, and supervision of the board of directors of Solera, and Vista shall not exercise any control over the Employee when he is acting on behalf of Solera. Solera shall accept full and exclusive responsibility for Dejanovic’s actions performed in service to Solera during the Secondment. Vista shall instruct the Employee to conform to Solera’s policies while performing services for Solera. The Employee shall, at all times, remain subject to Vista’s policies and procedures including obligations pursuant to its Code of Ethics. In the event of a conflict between Vista’s and Solera’s policies applicable to Dejanovic’s services, Vista and Solera agree to meet to determine which policies will govern. Solera shall as soon as reasonably practical refer any issues concerning Dejanovic that come to its attention to Vista. Solera and Vista shall use their reasonable efforts to procure that Dejanovic shall notify Vista and Solera if Dejanovic identifies any actual or potential conflict of interest between Solera and Vista during the Secondment.

4.

Confidentiality. During the Secondment or after its termination, Vista shall make reasonable efforts to ensure that the Employee shall not, except in the proper course of his duties as part of the Secondment, use or communicate to any person, including any Vista person, any information of a confidential or secret nature concerning the business of Solera which comes to the Employee’s knowledge during the course of or in connection with the Secondment. The above restrictions will not apply to: (a) any information which is used or disclosed in the proper performance of Employee’s duties on behalf of Solera during the Secondment, or with the prior written consent of Solera; or (b) any information that is or comes into the public domain other than through Dejanovic’s unauthorized disclosure.

5.

Ownership of Work. Vista agrees that any design, idea, data, work of authorship, invention, or other development conceived or developed by the Employee (either alone or jointly with others) during the performance of his Interim CEO duties for Solera, including all associated copyright, patent, trademark, and other intellectual property rights of any nature, shall be the sole and exclusive property of Solera and/or its nominees or assigns. Notwithstanding the foregoing, Vista, Vista Consulting Group (“VCG”), and its licensors are, and shall remain, the sole and exclusive owners of all right, title, and interest in and to (a) pre-existing materials provided by or used by Vista, including all intellectual property rights therein; and (b) Vista proprietary materials or work product, whether created before or after the date of this Agreement, including, but not limited to, the Vista Best Practices (including reporting and metrics related thereto), Vista’s Transformation Plans, and Vista and VCG’s methods and strategies for the transformation of its portfolio companies and any plans or checklists related thereto, including all intellectual property rights therein.

6.	Indemnification.

a.

Solera shall indemnify, hold harmless, and defend Vista and each of its officers, directors, shareholders, principals, managers, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (“Loss”), that (i) in any way relate to or result from Dejanovic’s services provided to Solera, except to the extent that any such Loss is a result of the gross negligence or willful misconduct of an Indemnified Party, or (ii) result from any claim by or on behalf of the Employee that arises as a result of any unlawful action or omission during the Secondment by Solera or any Solera employee acting under Solera’s authority, direction or control.

b.

The definition of Loss does not include, and Vista shall indemnify, hold harmless, and defend Solera from, any claim that Vista has failed to pay Dejanovic’s salary or compensation, or provide any benefits due to Dejanovic.

c.

To the extent Solera has directors’ and officers’ liability insurance in effect, Solera will provide such insurance coverage for Dejanovic. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination or expiration of this Agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover Dejanovic.

7.	Workers’ Compensation and Unemployment Insurance. Vista shall maintain workers’ compensation insurance and unemployment insurance for the Employee to the full extent required by law.

8.	Termination of Secondment.

a.

Either Party may terminate this Agreement upon fifteen (15) days’ advance written notice if the other Party breaches a material term or condition of this Agreement and fails to cure the breach within five (5) days following receipt of such written notice thereof.

b.	Either Party may terminate this Agreement upon sixty (60) days’ advance written notice for any reason other than as set forth in Section 8(a).

c.

This Agreement will terminate automatically, without notice to either party, if (i) Dejanovic’s employment with Vista is terminated for any reason, or (ii) Solera employs a new Chief Executive Officer. Vista shall notify Solera if it terminates Dejanovic’s employment.

d.	Upon termination of the Secondment, Dejanovic will cease performing services for Solera and will cease to be a seconded employee.

9.

Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.	No Third Party Beneficiaries. No person that is not a Party to this Agreement has any rights under this Agreement as a third party beneficiary or otherwise, including Dejanovic.

11.

Relationship of the Parties. Nothing in this Agreement shall constitute, or be deemed to create, a partnership, joint venture, or similar relationship between the Parties. Neither Party shall be deemed to be the agent of the other Party by virtue of this Agreement, it being understood and agreed that Vista and Solera are independent parties contracting for services.

12.

No Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, or assign or create any security interest with respect to this Agreement or its rights or obligations hereunder, except with the prior written consent of the other Party.

13.

Successors and Assigns. Subject to the above restrictions on assignment, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

14.

Further Assurances. The Parties agree to execute and deliver such additional instruments, agreements, and documents and perform such further acts as may reasonably be required to carry out the intent and purpose of this Agreement.

15.

Modification and Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and signed by the party waiving it. No waiver by any Party shall operate or be construed or deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure to exercise or delay in exercising any right, remedy, power, or privilege hereunder operate or be construed or deemed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.

Counterparts; Authority. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email, pdf, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Each person signing below is authorized to sign on behalf of the party indicated.

17.	Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to conflicts-of-laws principles.

18.

Compliance with Laws. Each Party will comply with all laws governing the services to be provided hereunder. No Party will take any action in violation of any law that could result in liability being imposed on the other Party.

19.

Severability. If any provision of this Agreement shall be determined by a tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and such adjudication shall not affect the validity, legality, and enforceability of the remaining provisions in this Agreement.

By signing below, the signatory agrees to the terms outlined above in this Agreement.

VISTA EQUITY PARTNERS MANAGEMENT LLC

By:	/s/ David A. Breach
	Name:	David A. Breach
	Title:	Chief Operating Officer & Chief Legal Officer

SOLERA HOLDINGS INC.

By:	/s/ Ron Rogozinski
	Name:	Ron Rogozinski
	Title:	SVP Finance, Interim CFO

ACKNOWLEDGED

/s/ Darko Dejanovic
Darko Dejanovic

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